EXHIBIT 99.1

CONTACTS:
Kearstin Patterson
Vice President of Communications
National Coal Corp.
865/690-6900 (direct)
865/207-3875 (cell)
kpatterson@nationalcoal.com

                      NATIONAL COAL CORP. ADDS EXPERIENCED
                    BUSINESS LEADER TO ITS BOARD OF DIRECTORS

Knoxville, Tenn. - (February 16, 2005) - National Coal Corp. (OTC BB: NCOC), a coal producer operating in the Appalachian Region, today announced the appointment of Scott H. Filstrup to its board of directors. Mr. Filstrup brings a wealth of coal industry experience to National Coal's board.

Mr. Filstrup, 62, is president of The Consultants Limited of Tulsa, Oklahoma, a professional services firm offering strategic planning and management consulting services to business organizations and entrepreneurs including creation of new businesses and products. Prior to The Consultants Limited, Mr. Filstrup was a director for strategic planning of MAPCO, Inc., an energy company. Before that, he held various executive and management positions in planning and marketing with The Williams Companies, an energy firm operating in Tulsa, and Monsanto Company of St. Louis, MO. He has also held additional CEO and board of director positions with many emerging energy and technology firms throughout the United States. Mr. Filstrup is a member of multiple professional organizations including George W. Bush's Presidential Business Commission and is currently a board member of various healthcare, medical and technology firms in Oklahoma and Illinois.

He holds a Bachelor of Science degree in civil engineering and a Master of Business degree, both from Northwestern University, where he is a former trustee and currently serves on the Advisory Board and Executive Committee at Northwestern's Kellogg School of Management.

"Mr. Filstrup brings an extensive combination of strategic management, marketing and energy experience - specifically in the coal industry - to our board," said Jon Nix, president, CEO and chairman of the board for National Coal. "His diverse expertise provides the perfect marriage for our industry, and we are pleased to have him join us as a new independent director. We look forward to his help in continuing to develop National Coal's platform for future growth and success."

Mr. Filstrup replaces Farrald G. Belote, Jr., a former director who has left the board to pursue other opportunities. "We thank Mr. Belote for his dedication to National Coal over the past two years," said Mr. Nix.


ABOUT NATIONAL COAL CORP.

Headquartered in Knoxville, Tenn., National Coal Corp., through its wholly-owned subsidiary, National Coal Corporation, is engaged in coal mining in Eastern Tennessee and Southeastern Kentucky. For more information, visit www.nationalcoal.com.

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